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                                                                    Exhibit 5.1


                        [COOLEY GODWARD LLP LETTERHEAD]



                                November 3, 1997



Lumisys Incorporated
225 Humboldt Court
Sunnyvale, CA 94089

RE: LUMISYS INCORPORATED FORM S-4

Ladies and Gentlemen:

     You have requested our opinion with respect to certain matters in connection with the filing by Lumisys Incorporated (the "Company") of a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to 3,687,761 shares of the Company's Common Stock (the "Shares"), with a par value of $0.001. Defined terms used herein shall have the meanings attributed to such terms in the Registration Statement unless otherwise stated herein.

     In connection with this opinion, we have examined the Registration Statement, the Company's Certificate of Incorporation and Bylaws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

     On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement, will be validly issued, fully paid, and nonassessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP


/s/ Andrei M. Manoliu
---------------------
Andrei M. Manoliu